EXHIBIT 99.1

PRESS RELEASE

CREATIVE LEARNING CORPORATION

ST. AUGUSTINE, FL

JANUARY 9, 2017

CREATIVE LEARNING CORPORATION ANNOUNCES ACCEPTANCE OF PRELIMINARY SETTLEMENT PROPOSAL FROM THE U.S. SECURITIES AND EXCHANGE COMMISSION

Creative Learning Corporation (OTCQX: CLCN, the “Company”) announced today that it has received and accepted a preliminary settlement proposal from the staff of the U.S. Securities and Exchange Commission (“SEC” or “Commission) to settle the Commission’s investigation of the Company. The SEC staff contacted the Company on Friday afternoon, January 6, 2017, to make the settlement proposal, directing it to the Company and its board as currently constituted. The SEC staff made clear that the proposal is not final and is subject to and contingent upon approval by the leadership of the SEC Enforcement Division and the Securities and Exchange Commission itself.  On Sunday, January 8, the Company’s board voted to notify the SEC staff that the Company would accept the terms of the contingent proposal. The settlement proposal does not resolve the SEC’s ongoing investigation of other individuals who were formerly directors of the Company.

If the proposed settlement is approved by the Commission, the SEC would:

•

Make findings that the Company committed a series of federal securities law violations, all of which occurred during the time that Brian Pappas was the Company’s Chief Executive Officer and Chairman of the Board and which in most instances pertain to specific actions taken by and/or for the personal benefit of Brian Pappas.

•

Impose no financial penalty against the Company and not order an internal monitor at the Company.

The violations the SEC identified include: Brian Pappas’ communication of material inside information to select shareholders; improper loans to or for the benefit of Company officers, including a loan to a company associated with Brian Pappas; false statements in SEC filings in 2015 related to the fiscal year ended 2014; failure to disclose related party transactions; and failure to establish and conduct company affairs with proper internal controls over financial reporting.

Other elements of the settlement proposal include:

1.

The Company would agree to a permanent injunction (without admitting or denying any wrongdoing) against any future violations of federal securities laws;

2.

Each of the Company’s current audit committee members would certify that the Company has instituted various remedial measures; and

3.

The Company would retain an independent consultant (subject to the review and approval of the SEC staff) to review and verify that the foregoing remedial measures have been instituted.

The Company’s Chairman of the Board, Chuck Grant, stated, “The Company has worked very hard throughout the tenure of the current Board to cooperate fully with the SEC staff to address the SEC’s many concerns regarding corporate governance and internal controls at Creative Learning that arose from the actions of prior leadership. The whole process has consumed substantial time and resources.  It is rewarding to receive from the SEC staff a settlement proposal that would not require any penalty payment, disgorgement or internal monitor. The Board intends to continue to work closely with the SEC to bring this difficult chapter to a successful close, and will maintain its commitment to compliance with all applicable laws and regulations to preclude any future problems.”

The SEC staff made clear that it routinely takes into consideration remedial measures in determining whether it can recommend a particular offer of settlement to the Commission.  The settlement offer has not yet been presented to the leadership of the Enforcement Division or the Commission. Changes in the board could, but will not necessarily, impact the continued viability of the settlement offer.

Shareholders who desire to receive copies of CLCN press releases directly from the Company should register by emailing the company at: investorrelations@creativelearningcorp.com. Inquiries regarding this press release should also be directed to that web address.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

Additional Information and Where to Find It

The Company and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with the consent solicitation conducted by FranVentures, LLC and certain of its affiliates.  Information about the Company’s officers and directors is set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016, which was filed with the SEC on December 22, 2016.  The Company has filed with the SEC a preliminary consent revocation statement, and intends to file with the SEC a definitive consent revocation statement, in connection with the consent solicitation conducted by FranVentures, LLC and certain of its affiliates.  Information regarding the identity of the persons who may, under the SEC rules, be deemed to be participants in the consent revocation solicitation by the Company, and the participants’ interests in the solicitation, is set forth in the preliminary consent revocation statement and will be set forth in the definitive consent revocation statement.  WE URGE INVESTORS TO READ THE PRELIMINARY CONSENT REVOCATION STATEMENT, THE DEFINITIVE CONSENT REVOCATION STATEMENT (WHEN IT BECOMES AVAILABLE) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Security holders can obtain a free copy of the preliminary consent revocation statement and will be able to obtain a free copy of the definitive consent revocation statement (when it becomes available) and other related documents filed by the Company free of charge on the SEC's website at www.sec.gov.